Exhibit 99.1

Amedisys, Inc.

Fourth Quarter 2004 Earnings

March 10, 2005

10:00 a.m. EST

OPERATOR: Good morning and welcome to the Amedisys’ fourth quarter and year-end conference call. At this time, all participants have been placed on a listen-only mode and the floor will be open for questions following the presentation.

It is now my pleasure to turn the floor over to Brian Ritchie of Noonan Russo (ph).

Sir, you may begin.

BRIAN RITCHIE, NOONAN RUSSO (p: Good morning and thank you for you joining us today for Amedisys’ investor conference call to discuss recent corporate developments relative to this morning’s fourth quarter and 2004 yearend earnings announcement.

By now, you should have received the press release. If, for some reason you have not received the press release or are unable to logon to the Webcast, please call me, Brian Ritchie of Noonan Russo (ph) at 212-845-4269, and I’ll be happy to assist you.

Speaking today, we have Amedisys’ President and Chief Executive Officer, Bill Borne, the company’s Chief Financial Officer, Greg Browne and the company’s President and Chief Operating Officer, Larry Graham. Management will give you an overview of the quarter highlights and then open the call for questions and answers. Before we get started, we would like to remind you that this conference call may contain forward-looking statements regarding future events or the future financial performance of the company, including, without limitation, statements regarding operating results in calendar 2005, earnings per share in 2005, growth opportunities, and other statements that refer to a Amedisys’ plans, prospects, expectations, strategies, intentions, and beliefs. These forward-looking statements are based on the information available to Amedisys today and the company assumes no obligation to update these statements as circumstances change. For additional information, please see the cautionary statements included in Amedisys’ most recent — most recent Form 10-Q or other public filings filed with the Securities and Exchange Commission.

At this time, I will turn the conference call over to Bill Borne.

Please go ahead, Mr. Borne.

BILL BORNE, CHAIRMAN, PRESIDENT, CEO, AMEDISYS, INC.: Thanks, Brian.

Good morning, everyone.

We want to welcome our shareholders and we are excited about the opportunity to share the Amedisys vision with a continually expanding group of investors. Management is committed to ensuring and maintaining a strategic direction and generating appropriate returns for all of our investors. This call will be reflective of the best operations and earnings growth year in the history of Amedisys. The future of home nursing is very bright and Amedisys intends to take full advantage of our future growth opportunities.

The company continues to focus on our core strategic initiatives, which we have outlined over the past year. Primarily, our efforts are focused on internal growth supplemented with acquisitions that meet our stated criteria. Our success has been and will continue to be driven by our internal growth rate. Our 2004 internal growth of admissions is 28 percent over last year. Larry will comment in greater detail on our strong rate of internal growth but I would like to give my thanks to the hard work of our entire staff that have made this possible.

We are pleased to welcome the employees of in-home care in Winston-Salem, North Carolina, Winyah in South Carolina, and North Arundel in Baltimore, Maryland. These acquisitions represent our continued expansion in North and South Carolina as well as our entry into the Maryland market.

I would like to review some of our 2004 accomplishments, which is the result of the hard work of our field and corporate staff. Over the past year, we have grown our revenue from 142 to 227 million. In addition, our Q4 revenue run rate is approximately 260 million. Our bottom line has increased from 83 cents to $1.51 per share. Our market cap has more than doubled from approximately 240 million to 500 million. Our balance sheet has increased shareholder’s equity from 51 million to 148 million with 90 million being available in cash to acquire assets. In addition, we established a $25-million line of credit with GE Capital.

Currently, we have available over 100 million in capital, inclusive of cash and available debt to take advantage of future acquisitions. Since the beginning of 2004, we have successfully completed and integrated eight acquisitions, adding 30 offices to our market profile. In addition, we have successfully opened 15 offices as new startups or piggybacks on existing offices, more effectively expanding our service area.

In 2004, Amedisys completed our first public funding, raising $68 million, and we are making significant progress to offset the impact of that dilution through aggressive internal growth. We have also been very fortunate to add a new board member, Mr. Donald Washburn, expanding our board to six members inclusive of five independent directors. We are in the final stages of completing a new and very rigorous auditing process as it relates to Sarbanes-Oxley. We have made multiple compliant, clinical, accounting, and operational enhancements over the year that will allow Amedisys the opportunity for significant growth in revenue while maintaining profitable oversight and controls. For example, we added a new HR automated system. This system allows us to instant visual access to all personnel information. In addition, this upgrade has interfaced with our payroll and benefit managed systems.

Finally, over this last year, Amedisys has embarked on an unprecedented employee orientation inclusive of the Amedisys spirit initiatives that has resulted in a corporate orientation for all new and existing employees company-wide. This initiative has allowed senior management, including myself, the opportunity to meet and greet each and every of the 3,600 Amedisys employees. We believe this process has been instrumental in helping us to establish the Amedisys culture, which we feel is second to none in our industry. (INAUDIBLE) enthusiasm and commitment of our Amedisys employees is, by far, our most strategic weapon, ensuring us a competitive advantage in the markets we serve. Looking into the future, simply put, you can expect Amedisys to do more of the same.

I will now pass this call to Greg so he can provide his financial overview, which will then be followed by Larry with a brief operational update. Following Larry’s update, we will open the call to the Q&A session. Thank you all for being with us this morning.

GREG BROWNE, CHIEF FINANCIAL OFFICER, AMEDISYS, INC.: Thanks, Bill.

I will now discuss financial highlights for the three and 12 months ended December 31st as (ph) with respect to the income segment and balance sheet, as well as comment on reimbursement, Sarbanes-Oxley’s compliance, and guidance.

For the quarter, our revenues of 64.4 million represent an increase of 53 percent on 2003 and reflected the strong internal growth mentioned in the press release as well as the acquisitions of tenant (ph) Vicksburg, Freedom in Richmond, and to a lesser extent, the fourth quarter acquisitions in our Augusta and Winston-Salem. These acquisitions collectively accounted for approximately 8.5 million of the 22.3-million increase in total revenue over the fourth quarter of 2003. For the year, our revenues were 227.1 million represented an increase of 84.6 million, or 59.4 percent on the previous year, which, again, is accounted for both by acquisitions and internal growth.

For the fourth quarter, our gross margin reflected a percentage of approximately 57.5 percent of revenue, which was above the third quarter number of 56.1 percent but below the fourth quarter number from 2003 of 58.8 percent. The improvement in gross margin percentage over the third quarter is, in general, attributable to higher numbers for the recent large acquisitions, particularly Metro (ph) and Tenant (ph) that I referred to on our last call. This was running at approximately 49 percent in the third quarter and rose to approximately 51 percent in the fourth quarter. We continue to believe that this represents an opportunity to the company as we bring the margins associated with these acquisitions to a level more comparable with our mature locations.

The company recorded revenue per episode of $2,542 in the fourth quarter, a slight decrease over the third quarter number of $2,550. Amedisys now completes over 20,000 episodes of care each quarter and relatively small variations in revenue per episode can cause significant changes to revenue. These numbers will, therefore, vary from quarter to quarter. However, this slight rate decrease was offset by a decrease in business per episode for approximately 16.5 for the quarter. For the year, our gross margin percentage was 57.7 percent below the 58.9 percent reported for the 12 months of 2003.

For the quarter, our general and administrative expenses at 27.1 million were higher by 2.7 million, down from the third quarter of 2004. This increase is accounted for, in part, by costs related to the newer acquisitions of approximately $600,000, significantly higher training costs attributable to the company-wide orientations referred to by Bill earlier, and higher salary and bonus costs at our corporate office.

General and administrative expenses were marginally higher from the third quarter on a percentage-of-revenue basis at 42.1 percent compared with 41.7 percent in the third quarter, although much lower than the 45.2 percent reported for the fourth quarter of 2003. For the 12 months ended December 31st, our general and administrative expenses continue to move lower (ph) on a percentage-of-revenue basis at 43 percent when compared with the 48.8 percent reported for 2003 confirming the operating leverage discussed previously.

For the quarter, our operating income of 9.95 million was substantially above the 5.7 million reported in the fourth quarter of 2003, and for the 12 months ended December 31st, totaled 33.4 million, over (ph) 133 percent higher than the 14.3 million reported for 2003.

For the most recent quarter and for the first quarter in many years, Amedisys reported a surplus of interest income over interest expense. For the fourth quarter, our net income was 6.1 million (INAUDIBLE) for tax provision of 39.5 percent and represents an increase of over 82 percent when compared with the 3.4 million in the fourth quarter of 2003. Earnings per share of 39 cents per diluted shares for the most recent quarter compares with 30 cents per share last year. And for the 12 months ended December 31st, 2004, our net income of 20.5 million, or $1.51 per diluted share, was 144 percent higher than the 8.4 million, or 83 cents per diluted share, reported for 2003.

With reference to the balance sheet, as Bill mentioned, our cash balances totaled almost $90 million after making 4.3 million in cash payments for acquisitions during the fourth quarter. In addition, the company made total debt payments of 2.5 million during the quarter. We expect that debt payments will approximate 2.1 million for the whole of 2005. Our debt totaled only 3.1 million at December 31st, 2004, and Medicare liabilities remain materially unchanged from September 30th.

Our day sales outstanding increased to approximately 40 days from the 34 days we reported on the last call. Although some of this increase was due to a slowdown in collections over the holidays, most was due to a buildup in billing for hospice and for the Freedom acquisition, which I am pleased to say has now started to revert to a more normal billing pattern. In fact, our day sales outstanding at January 31st has been reduced to approximately 38 days. This number is likely to increase again, however, with the most recent Winyah acquisition.

The company paid approximately 1.6 million in cash taxes during the December quarter. Although we expect to retain a somewhat lower amount in cash taxes in the current quarter, the expectation is that payments would approximate the tax expense thereafter.

Capital expenditure for the fourth quarter totaled 1.7 million, approximately the same as in the previous quarter, and our current estimate for routine capital expenditure for fiscal 2005 remains at approximately seven million, which includes the amounts for startups, asset upgrades for acquisitions, and particularly IT spending, (INAUDIBLE) increasing productivity. Cash flow was strong with EBITDA at 11.4 million, cash flow from operations for the quarter at 4.2 million with the difference here mostly attributable to the increase in accounts receivable referred to earlier

Reimbursement: to recap the current reimbursement environment, now that the market basket (ph) has been finalized for 2005, Amedisys expects that our weighted average reimbursement for 2005 will be approximately 1.95 percent higher than for 2004. This is after taking into account the elimination of the rural add-on effective March 31st.

Sarbanes-Oxley compliance: we are pleased to report that to date, we have not identified any material weaknesses and internal controls that might impact the historical, financial statements, although this compliance required under section 404 of Sarbanes-Oxley will not be complete until we file the appropriate reports with the SEC. The company plans to utilize the filing extension allowed by the SEC for management’s decisions relating to section 404 of Sarbanes-Oxley, although it intends to file the 10-K as required by March 16th.

Guidance: while the company has decided to forego the practice of providing quarterly guidance, we are raising our annual EPS guidance for 2005 to $1.71 to $1.77 per diluted share on revenue of approximately 295 to 305 million and the diluted shares will total approximately 16 (ph) million for the full 2005 year. This guidance includes all announced acquisitions.

As discussed in our press release, this guidance is after an increase in the expected tax rate to 39.4 percent. This increase in the tax rate has an impact of approximately four cents in 2005. However, this guidance is before the impact of expensing stock options after July 1st, which is anticipated to reduce EPS by approximately four cents in the second six months of 2005.

Larry will now comment on operations.

LARRY GRAHAM, CHIEF OPERATING OFFICER, AMEDISYS, INC.: Thank you, Greg.

Our operational, strategic plan continues to center around our internal and external growth strategies. Due in part to our strict adherence to these strategies, our fourth quarter, internal growth rate over last year in Medicare admissions is 27 percent. We are certainly pleased with this number and based on a market growing at least seven to nine percent annually, we are confident in our long-term abilities to deliver 15-to-20-percent growth in Medicare admissions.

Our total growth rate over the fourth quarter of last year in Medicare admission is 47 percent. Our 2004 internal growth rate over last year in Medicare admission is 28 percent and our total growth rate in 2004 in Medicare admission is 48 percent. We see this industry growth trend continuing, as CMS (ph) recently published its home health expenditures’ projection, estimate that the Medicare home health expenditures are expected to double in nine years. Also, eight percent of our fourth quarter growth rate and six percent of our 2004 growth rate was due to new locations, which were operating for less than 12 months.

We continue to focus on growing our business through the implementation of a dual strategy centered on internal growth initiatives via same store sales, startups, and external growth opportunities via acquisition that meet our strategic criteria.

Startups continue to play a role in our expansion. In 2004, we opened 13 new locations. For 2005, we plan on opening approximately 20 new offices. Our plan is to continue with our strategic branch expansion based upon local market opportunity.

On the acquisition front, we acquired Winyah Health Care in Augusta, Georgia, on October 1st, In-Home Care in Winston-Salem on December 1st, Winyah Health Care in South Carolina on February 1st, and North Arundel in Maryland on March 1st. The acquisitions initiated in the fourth quarter have all had their system conversion and post-implementation follow-up and are in phase two of transitioning with leadership oversight.

The Winyah acquisition on February 1st has completed their systems conversion and is in the phase of post-implementation follow-up. We are pleased with the efficiency of our acquisition integration as evidenced by our rapid system conversions. As previously stated, we will continue to evaluate new acquisitions that meet our strategic goals on a go-forward basis.

On the disease management side, we have completed both a rollout of our chronic, obstructive pulmonary disease and better strength programs. We will continue to develop (INAUDIBLE) programs that fit our market’s demographic, diagnostic needs.

In summary, we are pleased with our fourth quarter and full-year 2004 results. We continue to focus on being the premiere, low cost, high quality provider in home health. We believe that focus, execution, and commitment to clinical outcomes will separate us from our competition.

I would like to express our appreciation for the continued support of our shareholders, customers, employees, and vendors.

At this time, we will open the call up to your questions. Please limit yourself to two questions so that we may allow question time for everyone. Time permitting, we will allow for follow-up questions. Thank you.

OPERATOR: Thank you. The floor is now open for questions.

If you have a question, please press star one on your touch-tone phone. If, at any point, your question is answered, you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question that you pick up your handset to provide optimum sound quality.

Your first is coming John Ransom with Raymond James.

JOHN RANSOM, RAYMOND JAMES: Hi. Good morning.

Greg, could you just expound on your comments about Sarbanes-Oxley a little bit and kind of exactly — I wasn’t sure I quite follow what you were saying in terms of where you guys stand.

GREG BROWNE: Yes. Thanks, John.

Where we are in the Sarbanes-Oxley process is that we’re still completing the compliance work that’s required out of the (ph) 404 and to date that we haven’t identified any material weaknesses that might impact our historical financial statements, and that we will file it within the appropriate timeframe.

Now, the SEC has allowed companies — or certain companies to an extra 45 days — up to an extra 45 days to file their assertions and the associated audit — for our audit statement, if you will, from KPMG, in our case, and we will be taking advantage of that extension in relation to the Sarbanes-Oxley portion. We will, of course, file our 10-K as required on March — before March 16th.

JOHN RANSOM: I mean, given that this is the first time through this for a lot of us, what exactly will be the position of your auditor? When you file your 10-K, what exactly will be their position at that point? Is the filing of the paperwork a formality or are there any subsequent, outstanding approvals that are needed?

GREG BROWNE: OK, the procedure is it would be filed with our 10-K on or before March 16th and it will include in that their audit report with respect to our financial statements.

JOHN RANSOM: Right.

GREG BROWNE: A subsequent date but within 45 days thereafter both management and KPMG will file their (INAUDIBLE) and consequent audit response with respect to internal controls and processes.

JOHN RANSOM: OK, and was this 45-day extension something that you anticipated would be the case? Or is this is a little bit of a pushback relative to earlier expectations?

GREG BROWNE: Well, I think it’s fair to say we would have had preferred to have it all completed on time but, you know, being, as you mentioned, the first time through for all of us, it has taken I guess more effort internally and from KPMG (INAUDIBLE) anticipated and that’s why we’re taking advantage of that extension, which is allowed for by the SEC.

JOHN RANSOM: And you have — again, you’ve identified nothing new from your little issues back in the fall. But nothing new, it’s just a matter of getting through the process?

GREG BROWNE: Correct.

JOHN RANSOM: OK.

And then the other question I had was the 20 centers that you’re going to open this year, what is your best guess as of the accumulative impact of those centers from an earning standpoint? Is there going to be startup losses? What kind of startup losses factored into your guidance? Thanks.

LARRY GRAHAM: John, this is Larry.

The 20 offices will be open quarter-by-quarter. I think we announced that we’re projected to open five offices in the first quarter. And again, our kind of a metrics for startups is it cost about $250,000 to do a startup, $50,000 for capital needs, as well as funding losses. It takes about nine months to reach breakeven on a monthly basis and about 18 months for them to start looking more like an Amedisys agency, if you will. So there will not be a substantial, material impact to the offices this year.

Obviously, we have a strategy where if you go back two years, we opened eight offices, last year, 13, this year, at least 20, and if you look forward to ‘06, ‘07, and ‘08, we’re going to have a very aggressive startup plan so we will begin to factor in as we go forward quite substantially. But this year, we have built that in to our announced guidance.

JOHN RANSOM: And what sort of number would you look at from a startup — accumulative startup of loss standpoint for ‘05?

GREG BROWNE: John, this is Greg.

Because of the timing of the — of the startups, which should be approximately equal throughout the year, we wouldn’t anticipate that there would be material startup losses in relation to those 20 this year.

JOHN RANSOM: OK, so no material startup office. OK. Thanks very much. I’ll jump back in. Thanks.

GREG BROWNE: Thanks.

OPERATOR: Thank you.

Your next question is coming from Eric Gommel with Legg Mason.

ERIC GOMMEL, LEGG MASON: Good morning.

Can you give me what your depreciation and amortization for the quarter and the year was?

GREG BROWNE: Eric, this is Greg. Thank you.

Yes, our depreciation and amortization for the quarter was about a million one collectively, and for the year, it was about four million and one.

ERIC GOMMEL: And how about Medicare as a percentage of revenue for the quarter and year?

GREG BROWNE: Yes, Medicare, it was about 93 percent both ways.

ERIC GOMMEL: OK, and then my larger question relates to reimbursement.

How do you see the Medicare managed care model that, you know, is part of the MMA coming into play in 2006 — how do you see that changing the reimbursement environment in the — in the environment for home care? Are you currently discussing the potential contracts with managed care providers at this point? Or what do you see as the outlook with Medicare managed care?

GREG BROWNE: Eric, this is Greg.

Just in relation to that, of course, Medicare managed care is not a major factor in a lot our markets. Obviously, with the exception of Florida, and to a certain extent Texas, and a couple of other Metropolitan markets, it’s not a major factor. We do — we do anticipate that over the next few years that will — that the enrollment in Medicare managed care will accelerate and whilst we haven’t necessarily got any specific discussions underway with respect to that, you know, we anticipate perhaps making a renewed push towards decapitated (ph) contracts in certain markets.

ERIC GOMMEL: Great. Thank you.

OPERATOR: Thank you.

Your next question is coming from Anton Hie with Jefferies & Company.

ANTON HIE, JEFFERIES & COMPANY: Hi. Good morning.

You still got quite a bit of capital available to (INAUDIBLE) and acquisitions. I wonder what are the geographic reasons do you — do you see going into and if we could kind of drill down on the revenue side in each of those as far as opportunities to move in other regions or adjacent regions.

LARRY GRAHAM: Thanks for your question. This is Larry.

We have a acquisition pipeline that we’re constantly evaluating. I’ll tell you generally kind of how we look at acquisitions. Obviously, we like acquisitions in certificate of need states as evidenced by our recent acquisition in South Carolina. There are some other certificate of need states that if the opportunities arose, we would like to get into. A few examples would be Kentucky’s a state that we’re not in that borders Tennessee obviously but it’s a certificate of need state, North Carolina, and we just did a small acquisition in Winston-Salem so now we have two locations in North Carolina. That’s a state that we would like to see more acquisition opportunities.

We’ve taken a stance that we don’t really articulate where we’re at in all of these acquisitions because you and I both know you can’t predict when an acquisition is going to close but we’ll continue to pursue. We have a lot of them that we’re looking at, various sizes. In the past, as you well know, that our acquisitions have been in the two-to-$20-million range. We have several of those we’re continuing to look at as evidenced by the four acquisitions we completed in the last six months.

ANTON HIE: Have you seen any change in the multiples being paid?

LARRY GRAHAM: (INAUDIBLE) yes. I mean if you go back a couple of years, we would have articulated about a three-and-a-half multiple. Now, I think it’s more reasonable to say that the range is in the four to five with the five being in certificate of need state.

The one thing that we certainly have seen in some of the larger acquisition $50-million plus, the multiples have creeped up, that’s where you’re seeing a lot of private equity firms coming in and they seem to be paying a higher multiple for some of the larger acquisitions.

ANTON HIE: OK. The — you had — you had a pretty strong — obviously, a pretty strong, internal admissions growth number in the fourth quarter but there was some — a little bit of a sequential decline in that. Is there anything that we should be reading into that? And also if we could talk about the — I guess the year-ago — well, the first quarter of ‘04 was a little lower than 2Q, 3Q, 4Q, so should we see — do you think in the first quarter of ‘05 we would see a number that would be beyond your kind of long-term 15 to 20-percent (INAUDIBLE) internal admissions growth number?

LARRY GRAHAM: At this time, we’re not going to give the precise first quarter. What we’ve given you as a long-term guide is 15 to 20 percent and what you’re talking about, if you look at last year the first quarter I think was around 22 percent and then it — then it was very strong in quarters two, three, and four. And the longer-term guideline of 15 to 20 percent is just, we believe, more prudent for us to announce that whilst we’re continuing every effort to aggressively grow internally and doing everything we can as evidenced by startups in disease management programs and those type of things.

ANTON HIE: OK. Thank you.

OPERATOR: Thank you.

As a reminder, if you do have a question, you may press star one on your touch-tone phone at this time.

Your next question is coming from Pete Enderlin with Titan Capital.

PETE ENDERLIN, TITAN CAPITAL: Thank you. Good morning.

As Larry said, you made a number of acquisitions you could call sort of beachhead acquisitions in certificate of need states. Can you generalize about those states — all those certificate of need states, not us the ones you’re in, as to whether it’s feasible that a company can get its own certificate of needs from scratch or are they kind of like liquor licenses, you know. That there’s a fixed number of them. How does that generally work?

LARRY GRAHAM: It varies by state and I’ll give you a couple of examples. And it’s important to note that most certificate of need states do it on a county-by-county basis.

PETE ENDERLIN: Right.

LARRY GRAHAM: The state of Georgia, for example, we’ve been in for a number of years since 1999. Several years ago, they opened up certain counties based on demographic needs, allowed competitors to apply to operate in that county. We entered that process and have received several counties over the years that we’ve been able to open and do startups in.

South Carolina, a state that we recently did an acquisition in. As far as we know the last 10 years, they haven’t opened up any county to be able to do business in. North Carolina is pretty much like South Carolina. It’s very tight. In the states that we’re in — the 13 states we’re in, I think there’s eight certificate of need states and five non-certificate of need states. Maryland that we just entered is a certificate of need state. So the real answer is it depends but on an overall basis, certificate-of-needs is very tight and it’s on a county-by-county basis. (INAUDIBLE)

PETE ENDERLIN: Go ahead.

LARRY GRAHAM: You can’t just assume that you’re going to buy something and be able to expand your coverage.

PETE ENDERLIN: Do you think it’s likely that in the interest of, you know, making better health care available that some of these states will move in the direction of, you know, more liberality of granting CONs?

LARRY GRAHAM: Right now, I think out of the 50 states there’s approximately 17 certificate-of-need states. The only example that we have of a state moving out of that is the state of Florida several years ago.

PETE ENDERLIN: Right.

LARRY GRAHAM: Opened it up and it was a certificate-of-need state it’s not. Current, we’re not aware of any other states that are on the verge of doing that.

PETE ENDERLIN: OK. Thanks a lot.

OPERATOR: Thank you.

Your next question is coming from John Ransom with Raymond James.

JOHN RANSOM: Hi.

Just as a reminder, the — talk us through the Medicare pricing changes that come about this year as a result of the rural — (INAUDIBLE) of the rural add-on and approximately how much you think that’s taken out of your back-half earnings. Thanks.

GREG BROWNE: Hi, John.

We are currently enjoying a rural add-on of five percent, which will expire, as I said, on March 31st. That is applying to approximately 27 percent — 26 to 28 percent of their Medicare patients. So it’s about 135 bases points on three quarters of our revenue for this year. So in terms of the top half there, you would have around 210 million times a point and a quarter. So whatever that was. (INAUDIBLE) don’t have it in front of me so it’s about two and a half — between two and a half and $3 million off the top line. But, of course, that’s included in our guidance.

JOHN RANSOM: OK, and are you guys going to do anything in your rural markets from a productivity standpoint to try to — to try to offset that? Or is it you assume nothing on your guidance at this point on that regard?

LARRY GRAHAM: Our productivity guidelines are standard across the entire company and not attributable to geographically where they live because, as you recall, John, we do everything on a disease management protocol.

JOHN RANSOM: Right.

LARRY GRAHAM: So a wound care patient in a rural market and a wound care patient in a metropolitan market is going to get treated the same for utilization so there’s no built-in, I guess, utilization reduction for our rural markets in relation to the rural add-on which would be the argument that people use to congress of extending the rural add-on because — just because they live in a rural area, you can make the argument that it’s more expensive to serve them because they’re more geographically dispersed.

JOHN RANSOM: Got you. Thanks.

GREG BROWNE: Thank you.

OPERATOR: Thank you.

Your next question is coming from Anton Hie with Jefferies & Company.

ANTON HIE: Hi, guys. If we could stay on reimbursement for a second.

The — well, what percentage of your total revenue is coming from episodes of care where there’s more than 10 therapy visits? I’m trying to get at that — if we see a cap or any kind of change in that therapy visit bonus payment — the $1,500-bonus payment.

LARRY GRAHAM: This is Larry. Thanks for your question.

I’ll give you a couple of key stats. 60 percent of the episodes of care we provide have some form of therapy in them, whether it’s occupational therapy, speech therapy, or physical therapy. Half of those 60 percent, or 30 percent of our total, exceed the 10-visit threshold. So about half of the patients we service that have therapy exceed the 10-visit threshold. So 30 percent of the total episodes at our population exceed the 10-visit threshold.

And I also want to make another comment about the 10-visit threshold. There is a reason in my mind why early on when they — when they started PCS (ph), they came up with a threshold. I don’t know exactly why it was 10 but obviously they must feel that it is cheaper to provide therapy in the home than other settings. While there may be some tweaking of that in the future, I believe the fundamental reason why they provide a higher reimbursement for therapy remains the same.

ANTON HIE: OK, and I missed — I missed the comments on the — regarding the reimbursement — or the revenue per episode and the — and the visits per episode.

GREG BROWNE: Yes, Anton, the revenue per episode in the fourth quarter was approximately $2,542 and visits per episode for the quarter were approximately 1,650 (ph).

ANTON HIE: OK. Thank you.

OPERATOR: Thank you.

Your next question is coming from Eric Gommel with Legg Mason.

ERIC GOMMEL: Yes, a question on options and expense.

When we look at the trend line on options expense carried from 2005 to 2006, is it simple enough for us to take the four cents that’s impacting the second half of ‘05 and look at that as just double that in 2006? Or does the trend line go down on options and expense going forward?

GREG BROWNE: Eric, I have to confess that I haven’t done that number for 2006. I think it’s likely to be somewhat less based on what we know today but I’d have to come back to you on that.

ERIC GOMMEL: And then — fair enough — and then on the reimbursement end, I mean, what are your thoughts about the return of a rural add-on? I mean, it goes away but what efforts are there out there to try to either extend it or how to return to the rural add-on? And then, you know, talking about these therapy visits as it relates to episodes of care, I mean, what do you think is the potential impact of refinement of the HHRGs that, you know, could happen this year on your operations?

LARRY GRAHAM: Eric, this is Larry.

On your first question, the return of the rural add-on, I know there’s been a bill introduced in the House to extend that, and historically, they have extended it. Internally, we are not counting on that so I don’t feel that that’s a high probability although it’s a possibility. And I can’t predict it.

And the second thing on your therapy question, I do not believe there’ll be any therapy tweaking in this fiscal year ‘05 and when they come out with something, I think they’ll announce it and will have a comment period and there’ll be plenty of (poor) shattering of what that may be. And there’s been no detailed discussion of what that could be. So that’s about all we know on the therapy side. But again, nothing in ‘05.

ERIC GOMMEL: Thanks.

LARRY GRAHAM: The other thing I just want to add, what we’re getting from our industry sources, it will likely be ‘07 before you see that.

ERIC GOMMEL: Thank you.

OPERATOR: Thank you.

Once again, if you do have a question, you may press star one on your touch-tone phones at this time.

Your next question is coming from Craig Leighton with JP Morgan Fleming.

CRAIG LEIGHTON, JP MORGAN FLEMING: Hi. Greg, just a quick question.

The revenue per episode in the fourth quarter of ‘03, could you just remind me what that was

GREG BROWNE: The fourth quarter of ‘03?

CRAIG LEIGHTON: Yes.

GREG BROWNE: Yes, just hang on one second. It was approximately the same. It’s about 2538 (ph).

CRAIG LEIGHTON: Oh, OK. And the ...

GREG BROWNE: (INAUDIBLE).

CRAIG LEIGHTON: If you have it on the same page/ the visits per episode?

GREG BROWNE: The visits per episode were approximately 17.

CRAIG LEIGHTON: OK, I’ll come back to you on that but the tenant (ph) acquisition, I guess you gave some details on the profitability of the overall acquisition group and I think you mentioned or you highlighted tenant metro (ph). The 51 percent, did that — did that specifically relate to tenant metro (ph) or was that the whole group?

GREG BROWNE: That was in relation to the whole group which includes the tenant (ph) acquisition and the other one’s done in 2004 and the reason I included the metro (ph) acquisition which, of course, was done in August of ‘03...

CRAIG LEIGHTON: Yes.

GREG BROWNE: ... in the — in the number it was because we had discussed that specifically on the last call for the third quarter.

CRAIG LEIGHTON: OK, great. And I wanted to extend that discussion and just ask you specifically about that property but I guess, more generally, about the class of 2004 — the acquisition class of 2004 that is, what your goals for profitability are, you know, a nice sequential uptick but where do you hope that group can get to?

GREG BROWNE: Well, I think, Craig, in general, of course, we would expect for the — particularly, you know, for the home care acquisitions here that over time they should be comparable without, you know, more — I think those are words I used more mature locations which gives us some room for — some room for improvement as we go into the new year.

The hospice — the two hospice locations which do add a little impact on ...

CRAIG LEIGHTON: Yes.

GREG BROWNE: . . or some impact on the — on the overall margin, you know, I think gross margins are unlikely to reach the level of their home care operations based on what we see. But with respect to the home care operations that we acquired there are hopes too that they would eventually reached that level.

CRAIG LEIGHTON: OK, and just in terms of the referral pattern at something like a tenant (ph), you talked about some of the immediate drop-off and then I guess you’re rebuilding that. Could you just discuss that particular pattern and what you’re seeing there?

LARRY GRAHAM: Yes. I think what you’re referring to is when we acquired tenant (ph), they had little or no sales activity, especially outside of the ...

CRAIG LEIGHTON: Yes.

LARRY GRAHAM: ... hospice environment. We have subsequently added sales force in each and every location and we’re beginning to see some improvement in our Medicare admission growth related to all of our acquisition, which is one of the reasons why, when we talk about our acquisitions, we state that for the first quarter of an acquisition, you don’t expect a whole lot of change, second quarter may be a slight improvement, third quarter, a little bit better, and maybe by the fourth quarter they’d start looking more like an Amedisys agency. So we are beginning to see improvements related to admission growth in our tenant (ph) acquisition sites.

CRAIG LEIGHTON: I think initially, though, there was some drop-off (INAUDIBLE) some of the hospital referrals maybe went somewhere else and I think you were looking to rebuild that book. Was that accurate?

LARRY GRAHAM: I think what you are referring to is, we noticed that several months prior to us closing the acquisition, the referrals were dropping off so they started out a little lower than we anticipated ...

CRAIG LEIGHTON: OK.

LARRY GRAHAM: ... probably because of the news of the acquisition and the difficulties with tenant (ph) and those type of things.

CRAIG LEIGHTON: But there was a fairly quick troughing (ph) of that and then you’re starting to rebuild that and that — and that affects the profitability, I would think.

LARRY GRAHAM: That’s a pretty accurate statement. We fairly quickly stabilized it and now we’re on the uptick.

CRAIG LEIGHTON: OK, terrific. And then just last question since you brought it up, the overall sales force. I think a couple of months ago you talked 150 or so. Where are you now?

LARRY GRAHAM: About — between 170 and 175.

CRAIG LEIGHTON: Oh, great. OK, thanks.

BRIAN RITCHIE: Thank you.

OPERATOR: Thank you. There appear to be no further questions at this time. I would like to turn the floor back over to management for any closing remarks.

BILL BORNE: Thanks, Melissa (ph).

We certainly appreciate everyone’s interest and questions in the call this morning and we’re excited about this year and we’re looking forward to our first quality report in just a couple of months. Thank you all for calling in.

OPERATOR: Thank you for your participation. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.

END